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               EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

                                          Quarter  Ended              Two Quarters Ended
                                    ----------------------------   --------------------------
                                    December 31,    December 25,   December 31,  December 25,
                                        1993            1992           1993          1992
                                     ----------      ----------     ----------    ----------
                                              (In millions except per share amounts)
Primary:

  Average shares outstanding             39.9             39.4          39.8          39.4
                                        =====            =====         =====         =====

  Income before cumulative effect of
   change in accounting principle       $30.0            $25.4         $54.7         $46.1
  Cumulative effect of change in
   accounting principle                     -                -         (10.1)            -
                                        -----            -----         -----         -----
  Net income                            $30.0            $25.4         $44.6         $46.1
                                        =====            =====         =====         =====

  Per share amounts:
   Income before cumulative effect of
    change in accounting principle       $.75             $.64         $1.37         $1.17
   Cumulative effect of change in
    accounting principle                    -                -          (.25)            -
                                         ----             ----         -----         -----
     Total                               $.75             $.64         $1.12         $1.17
                                         ====             ====         =====         =====

Fully diluted:
  Total primary average shares
    outstanding                          39.9             39.4          39.8          39.4

  Dilutive stock options and employee
    stock purchase plan shares - based
    on treasury stock method using the
    greater of quarter-end market price
    or average market price                .2               .1            .2            .1
                                        -----            -----         -----         -----

  Average fully diluted shares
    outstanding                          40.1             39.5          40.0          39.5
                                        =====            =====         =====         =====

  Per share amounts:
   Income before cumulative effect of
    change in accounting principle       $.75             $.64         $1.36         $1.17
   Cumulative effect of change in
    accounting principle                    -                -          (.25)            -
                                         ----             ----         -----         -----
     Total                               $.75             $.64         $1.11         $1.17
                                         ====             ====         =====         =====
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